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Assure Sets Monthly Record for Cash Collection and Procedures in June 2021

Company Continues to Ramp-Up its Telehealth Neurology Services

DENVER, July 6, 2021 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (TSXV: IOM; OTCQB: ARHH), a provider of intraoperative neuromonitoring services (“IONM”), announced a monthly record for cash collection and number of procedures during June 2021.

John A. Farlinger, executive chairman and CEO said, “Assure has invested heavily in revenue cycle management, including the recent hiring of a chief information officer who will help accelerate our digital transformation and analytical capabilities, the staffing of a 28-person internal billing and collections team and migrating to a platform that has an automated and integrated process, transitioning from what had historically been an entirely manual system.”

Results and expectations relating to billing and collections include:

●	The Company collected a monthly record $2.7 million in June 2021. This includes collection of $1.6 million for IONM revenue that it retains 100%.
●	Assure has collected more than $0.8 million of pre-acquisition accounts receivable owed to Sentry Neuromonitoring, LLC, a Texas-based IONM service provider the Company acquired on April 30, 2021.
●	Based upon recent discussions with various insurance providers, Assure expects to continue the strong trend of collections in 2021.

Farlinger continued, “Assure is continuing to partner with insurance companies via in-network agreements helping the Company deliver better and more predictable results with less volatility. Looking into the second half of 2021, we do not anticipate significant volatility with respect to our revenue accrual per procedure given that both our existing in-network contracts and those we are currently negotiating, are comparable to our current accrual rates. This will continue to be a focus for Assure as we attempt to migrate more revenue into agreements with insurance companies.”

Company Reports Record Number of Procedures

Farlinger concluded, “The Company reported more than 1,600 cases in June 2021, our highest number of monthly procedures ever. We are continuing to show particular strength in Texas and are benefitting from the Company’s professional neurology services for IONM launched earlier this year, which is boosting our total number of cases performed. Assure continues to expect our case volume to grow by at least 70% in 2021.”

Assure Continues to Ramp-Up Telehealth Professional Neurology Services

Assure onboarded its second remote supervising professional supporting the Company’s telehealth professional neurology services in June 2021. Dr. Diego Tovar is a board-certified neurologist and epileptologist specializing in the comprehensive care of patients with epilepsy, the interpretation of all electroencephalogram (“EEG”) modalities including prolonged video EEG, quantitative EEG, and

4600 S. Ulster Street

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(720)287-3093

intracranial EEG, planning of epilepsy surgery with implantation of intracranial electrodes, stereo EEG and use of neuro-modulation treatments.

Before joining Assure, Dr. Tovar served as a neurologist and epileptologist in the St. David's Healthcare System and an assistant clinical professor at the University of Texas Medical Branch at Galveston. Dr. Tovar was also an epilepsy and clinical neurophysiology fellow at the Mayo Clinic. Prior to that he was a resident neurologist at Mount Sinai Beth Israel and an internal medicine resident at Montefiore Medical Center.

The Company expects to gradually ramp-up staffing for its telehealth professional neurology services function over the course of 2021 and beyond.

About Assure Holdings

Assure Holdings Corp. is a Colorado-based company that works with neurosurgeons and orthopedic spine surgeons to provide a turnkey suite of services that support intraoperative neuromonitoring activities during invasive surgeries. Assure employs its own staff of technologists and uses its own state-of-the-art monitoring equipment, handles 100% of intraoperative neuromonitoring scheduling and setup, and bills for all technical services provided. Assure Neuromonitoring is recognized as providing the highest level of patient care in the industry and has earned the Joint Commission’s Gold Seal of Approval®. For more information, visit the Company’s website at www.assureneuromonitoring.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including, but not limited to: the advancement of the digital transformation and analytical capabilities; the Company’s expectations for revenues, cash flow and income in 2021; the Company’s expectations with respect to partnerships with insurance companies and volatility with respect to revenue accrual per procedure; the expected growth of the Company’s case volume in 2021; and the ramp-up of the Company’s telehealth professional neurology services. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the Company may not continue to advance its technology infrastructure and analytical capabilities; the Company may not meet its revenue , cash flow and income expectations for 2021; the Company may not successfully negotiate partnerships with insurance companies and in-network contracts; the Company may not experience case volume growth during 2021; the Company may not be successful in ramping-up its telehealth professional neurology services; the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and economic activity in general; and risks and uncertainties discussed in our most recent annual and quarterly reports filed with the Canadian securities regulators and available on the Company’s profile on SEDAR at www.sedar.com, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-287-3093
Scott.Kozak@assureiom.com

John Farlinger, Chief Executive Officer
Assure Holdings Corp.
1-604-763-7565
John.Farlinger@assureiom.com